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Exhibit 10.8

AGREEMENT

THIS AGREEMENT made July 28, 2004.

BETWEEN:

        SC STORMONT CORPORATION, a corporation incorporated under the laws of Ontario ("Stormont")

AND:

        RODERICK M. BRYDEN, of the City of Ottawa ("Bryden")

AND:

        WORLD HEART CORPORATION, a corporation incorporated under the laws of Ontario ("WorldHeart")

WHEREAS:

A.
Stormont and WorldHeart entered into an agreement, dated September 26, 1996, as amended from time to time, whereby Stormont agreed to cause Bryden to perform services for WorldHeart and WorldHeart agreed to use the services of Bryden (the "Services Agreement");

B.
Bryden was employed in senior executive positions, including President and Chief Executive Officer by WorldHeart at various times between April 1996 and July 2004, pursuant to the Services Agreement;

C.
As a senior executive, officer and director, Bryden had and continues to have fiduciary obligations to WorldHeart;

D.
As the corporation through which Bryden performed services as a senior executive to WorldHeart, Stormont had and continues to have fiduciary obligations to WorldHeart;

E.
Stormont and Bryden have claimed compensation related to the termination of the Services Agreement and the termination of Bryden's employment with WorldHeart; and

F.
The parties have agreed to settle their various claims on the terms set out below.

THEREFORE, the parties agree:

1.
WorldHeart will pay to Stormont the sum of $689,180.00 (the "Settlement Amount"), less any required withholdings, as follows:

(a)
$600,000.00, representing two years' fees in lieu of notice of termination of the Services Agreement and in lieu of notice of termination of Bryden's employment;

(b)
$44,180.00 in respect of benefits provided to Bryden; and

(c)
$45,000.00 in respect of life insurance premiums for Bryden.

2.
WorldHeart shall pay the sum of $689,180.00, specified in paragraph 1, to Stormont as follows:

(a)
$344,590.00 upon the receipt of a copy of this Agreement executed by Stormont and Bryden; and

(b)
$344,590.00 upon the earlier of December 15, 2004 or the completion by WorldHeart of an equity financing.

3.
In addition to the Settlement Amount, WorldHeart shall pay the sum of $28,500.00 in respect of accrued vacation earned by Bryden and such amount in respect of accrued vacation shall be paid immediately by WorldHeart.

4.
Subject to approval by the Toronto Stock Exchange and, if required, shareholder approval, the following options for common shares of WorldHeart previously granted to Bryden shall be cancelled, or shall vest immediately and shall expire on the dates listed below, the exercise of which shall be subject to the terms and conditions of the World Heart Corporation Employee Stock Option Plan:

  (a)
  3,387 exchanged options granted on March 5, 2003 at $13.65:

  (i)
  1,129 options have vested and will expire on March 4, 2008;

  (ii)
  1,129 options shall vest immediately and will expire on March 4, 2009;

  (iii)
  1,129 options shall vest immediately and will expire on March 4, 2010;

  (b)
  8,035 performance options granted on March 5, 2003 at $13.93 and earned in 2003:

  (i)
  2,678 options have vested and will expire on March 4, 2008;

  (ii)
  2,678 options shall vest immediately and will expire on March 4, 2009;

  (iii)
  2,679 options shall vest immediately and will expire on March 4, 2010.

  (c)
  450,000 performance options granted on October 21, 2003 at $10.29:

  (i)
  75,000 options shall vest immediately and will expire on December 31, 2008; and

  (ii)
  375,000 options shall not vest and shall be deemed to be cancelled.

5.
Bryden and Stormont acknowledge their continuing fiduciary obligations to WorldHeart, Bryden as a former senior executive, officer and director and Stormont as the corporation through which Bryden performed services to WorldHeart, and they agree to meet those obligations. For greater certainty, but without limitation, those fiduciary obligations include all obligations imposed by law, equity and applicable legislation on former senior executives, officers or directors of Canadian corporations, and upon the corporations through which those persons may perform services.

6.
For a period of twelve (12) months, Stormont and Bryden will not compete with WorldHeart. For the purposes of this agreement, the covenant not to compete shall mean that neither Stormont nor Bryden, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 2% of the outstanding shares so listed) or in any other manner whatsoever, will carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts of obligations of or permit its or his name or any part thereof to be used or employed by any person engaged in or concerned with or interested anywhere in the world, the business of developing and marketing medical devices except with the prior consent of the Board of Directors of WorldHeart.

7.
Bryden represents in his capacity as President and Chief Executive Officer of WorldHeart for the six months ended June 30, 2004 that the following statements are accurate and true:

(a)
to Bryden's knowledge, Bryden has complied with all policies and procedures concerning the execution of contract documents including sales documents and that no verbal arrangements with clients are in existence that have not been documented and provided to WorldHeart;

(b)
Bryden has submitted to WorldHeart all documents that could be construed as part of a contractual framework involving WorldHeart including customer contracts, commitments, obligations or undertakings by WorldHeart with its customers and to Bryden's knowledge, the documentation for customer orders, including issued purchase orders, accurately reflects all material terms of the agreements; and

(c)
to Bryden's knowledge, no other WorldHeart employee signed documents in contravention of WorldHeart's policies and procedures concerning the signing of contract documents or other binding documents.

  Bryden also acknowledges that WorldHeart will be relying on the representations in this paragraph 7 for certain representations that WorldHeart must make to various regulatory authorities from time to time.

8.
Stormont does for itself and its successors and assigns, hereby remise, release and forever discharge WorldHeart of and from any and all actions, causes of action, claims, debts, demands and damages howsoever arising which Stormont now has or which hereafter it can, shall or may have for or by reason of or arising out of any cause, act, deed, matter, thing or omission existing up to the execution of these presents with respect to Bryden's employment or termination from employment with WorldHeart, or with respect to the Services Agreement or termination thereof, provided that nothing herein releases WorldHeart from its obligations pursuant to this Agreement.

9.
Bryden does for himself, his heirs, executors, administrators and assigns, hereby remise, release and forever discharge WorldHeart, and its successors, administrators, directors, officers, servants, agents and assigns, of and from any and all actions, causes of action, claims, debts, demands and damages howsoever arising which he now has or which hereafter he can, shall or may have for or by reason of or arising out of any cause, act, deed, matter, thing or omission existing up to the execution of these presents and in particular, but without limiting the generality of the foregoing, arising out of the Services Agreement or the termination thereof, or his employment, or dismissal therefrom, with WorldHeart, and more specifically, without limitation, any and all claims for damages for termination of his employment, constructive termination of his employment, loss of position, loss of status, loss of future job opportunity, loss of opportunity to enhance his reputation, the timing of the termination and the manner in which it was effected, loss of bonuses, loss of benefits, and any other type of damages, provided that nothing herein releases WorldHeart from its obligations pursuant to this Agreement.

10.
WorldHeart does hereby remise, release and forever discharge Bryden and Stormont of and from any and all actions, causes of action, claims, debts, demands and damages howsoever arising which WorldHeart now has or which hereafter it can, shall or may have for or by reason of or arising out of any cause, act, deed, matter, thing or omission existing up to the execution of these presents with respect to the Services Agreement or the termination thereof, or Bryden's employment or termination from employment with WorldHeart and provided that nothing herein releases Bryden and Stormont from their obligations pursuant to this Agreement.

11.
Neither this Agreement nor anything contained herein shall be deemed to be an admission of liability by or on behalf of Bryden, Stormont or WorldHeart.

12.
Bryden and Stormont hereby agree that neither they nor any of their representatives nor anyone acting on their behalf will reveal or disclose to any person, firm or entity, either expressly or by implication or any inference, the existence or terms of this Agreement or any matter referred to herein, except that in response to a specific enquiry, they may say, in substance, "All issues with WorldHeart have been settled amicably".

13.
Except as required by law, rules or regulation, WorldHeart hereby agrees that neither it nor any of its representatives will reveal or disclose to any person, form or entity, either expressly or by implication or any inference, the existence or terms of this Agreement or any matter referred to herein and in response to a specific enquiry, other than as required by law, rules or regulations, they may say in substance, "All issues with Bryden and Stormont have been settled amicably".

14.
Stormont, Bryden and WorldHeart agree that neither they nor any of their representatives will make any disparaging or negative comments about the other.

15.
Stormont and Bryden hereby confirm that Bryden has returned all WorldHeart property.

16.
Stormont and Bryden agree that Bryden will provide such reasonable cooperation and assistance as may be requested from time to time by the Board of Directors of WorldHeart. The fees, if any, to be paid to Stormont for the provision of assistance services by Bryden will be agreed between Stormont and WorldHeart at the time the services are provided.

17.
Bryden confirms that he has read this document and fully understands the terms of this Agreement, that he has had independent legal advice and that he voluntarily enters into this Agreement for the purpose of making a full and final compromise and settlement of all claims against WorldHeart.

18.
Bryden and Stormont will indemnify and save harmless WorldHeart from and against all claims or demands arising out of this Agreement:

(a)
under the Income Tax Act (Canada) or the Regulations there under for or in respect of any obligation to deduct, withhold or remit tax and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands;

(b)
under the Employment Insurance Act or the Regulations there under for or in respect of unemployment insurance benefits and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands; or

(c)
under any applicable United States federal, state or municipal tax or other law or regulation with respect to any obligation of WorldHeart to make any payment or to deduct, withhold or remit any amount with respect to Bryden's tax and other liabilities in the United States, and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims.

19.
All references to WorldHeart or Stormont included in this Agreement shall be deemed to include any subsidiary or affiliate of WorldHeart or Stormont, respectively, as those terms are defined in the Business Corporations Act (Ontario).

20.
All references to currency herein are to lawful money of Canada.

21.
This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

22.
This Agreement and its application and interpretation will be governed by the laws of Ontario and the laws of Canada applicable in Ontario.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands.

SIGNED AND DELIVERED by RODERICK M. BRYDEN in the presence of:	) ) ) ) )

Name	) ) )	/s/ Roderick M. Bryden

Address	) ) )	Roderick M. Bryden

SC Stormont Corporation	) ) ) )
By: /s/ Roderick M. Bryden	)

Name: Roderick M. Bryden Title:	) )
I have authority to bind the corporation.

World Heart Corporation	) ) ) )
By: /s/ D. Mark Goudie	)

Name: D. Mark Goudie Title: Chief Financial Officer	) )
I have authority to bind the corporation.

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